EXHIBIT (a)(1)

                                  June 24, 2003


                               GRAPHON CORPORATION

                                OFFER TO EXCHANGE
                 OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK


    The offer expires at 5:00 p.m., Eastern Time, on July 23, 2003 unless we extend the offer
                                  ----------

      GraphOn Corporation is referred to in this Offer to Exchange as "we" or "us" and eligible employees are referred to in this Offer to Exchange as "you."
                                  ----------

      We are offering to our eligible employees the opportunity to tender to us all of their currently outstanding, unexercised options to purchase our common stock that have an exercise price equal to or greater than $0.50 per share in exchange for grants of new options.

      If you tender your options to us for exchange, they will be cancelled and you will receive new options, which will represent the right to receive the same number of shares of our common stock as the corresponding options that you tendered. The exercise price of each new option will equal the closing bid price per share of our common stock on the date of its grant, as reported by the OTC Bulletin Board or its successor market, if any.

      Each new option will have the same termination date as that of the corresponding tendered option it replaces. Furthermore, each new option will vest in equal monthly installments commencing one month from its date of grant, and will vest in full on a date which depends upon when the corresponding tendered option had, or would have (if it had not been cancelled), completely vested.

      We expect to grant the new options to you on the first business day which is at least six months and one day after the date upon which we cancel all options validly tendered for exchange.
                                  ----------

      Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender your options for exchange or not. You must make your own decision whether or not to tender your options.

      We are not making the offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.
                                  ----------

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                                Table of Contents

                                                                            Page
SUMMARY OF TERMS.............................................................  1

CERTAIN RISKS OF PARTICIPATING IN THE OFFER..................................  9

THE OFFER.................................................................... 11

  1. Purpose of the Offer.................................................... 11
  2. Eligibility............................................................. 11
  3. Number of Options....................................................... 13
  4. Procedures for Participating in the Offer............................... 13
  5. Acceptance of Options for Exchange and Issuance of New
     Options................................................................. 15
  6. Extension of Offer; Termination; Amendment.............................. 16
  7. Conditions of the Offer................................................. 17
  8. Price Range of Common Stock............................................. 19
  9. Terms of New Options.................................................... 20
 10. Information Concerning GraphOn.......................................... 24
 11. Interests of Directors and Executive Officers; Transactions and
     Arrangements  Concerning the Options and Our Common Stock............... 25
 12. Accounting Consequences of the Offer.................................... 26
 13. Legal Matters; Regulatory Approval...................................... 26
 14. Material United States Federal Income Tax Consequences.................. 27
 15. Fees and Expenses....................................................... 28
 16. Additional Information.................................................. 28
 17. Forward Looking Statements.............................................. 29
 18. Miscellaneous........................................................... 29


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                                  SUMMARY OF TERMS

      The following summary of terms contains the most material terms of the offer. We urge you to read it carefully. We also urge you to read carefully the remainder of this Offer to Exchange because it contains additional important information not contained in this summary of terms. We have included references to the relevant sections elsewhere in this Offer to Exchange where you can find a more complete description of the topics in this summary of terms.

      In addition, we urge you to review the information in our annual report on Form 10-K for the year ended December 31, 2002 and our quarterly report on Form 10-Q for the quarter ended March 31, 2003, as these documents contain important financial information and other relevant information about us. All of these documents may be obtained without charge from us or from the Securities and Exchange Commission. Please see Section 16 in this Offer to Exchange for additional information on where and how these documents can be obtained.

                         General Discussion of the Offer

1.    What is the Offer?

      The offer is a voluntary program permitting eligible employees to tender certain of their stock options and exchange such options for new stock options.

2.    Why are we making the offer?

      We believe that our success depends on the retention and motivation of our employees. Many of our outstanding options, whether or not they are currently vested and exercisable, have exercise prices that are significantly higher than the current market price of our common stock, thus substantially eliminating their value as a means to retain, reward and motivate our employees. While we are optimistic about our future, it is unlikely that the price of our common stock will increase to its previous levels in the short-term, thus restoring value to these options. By giving our employees the opportunity to exchange their options for options with exercise prices more closely aligned with the current fair market price of our common stock, we allow our employees to again have the potential to realize value from their options. This in turn creates an incentive for our employees to remain with us and contribute to the attainment of our business and financial objectives, as well as creates value for our stockholders.

      Please see Section 1 and Section 12 in this Offer to Exchange for additional information.

3. Is the offer conditioned on the occurrence or non-occurrence of any events?

      The offer is not conditioned on a minimum number of employees tendering their options for exchange or a minimum number of options being tendered. The offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the offer. Once the offer has expired, the conditions will no longer apply. The events include, among other things:

     o an actual or reasonably expected change in accounting principles;

     o a lawsuit challenging the offer; or

     o a third-party tender offer for our common stock or other acquisition proposal.

      Please see Section 7 in this Offer to Exchange for additional information.

4. Are you obligated to participate in the offer? If you choose not to participate, do you have to do anything?

      No. You do not have to participate in the offer and there will be no repercussions if you choose not to participate in the offer. Participating or not participating in the offer will not affect your employment status in any way. Again, it is entirely up to you and we cannot advise you of what action you should take.

      If you decide not to participate in the offer, you need to do nothing.

      Please see Section 4 in this Offer to Exchange for additional information.

5. Why don't we simply grant more options without having your options cancelled?

      We strive to balance the need for a competitive compensation package for our employees with the interests of our stockholders. Because of the number of options that we have currently outstanding, a large grant of new options would be dilutive to our stockholders and could have a dilutive effect on our earnings per share.

      Please see Section 1 in this Offer to Exchange for additional information.

6.    Are you eligible to receive future grants if you participate in the offer?

      Yes. Participating in the offer will not affect in any way your eligibility to receive future grants of options, however, if you participate in the offer, you will not be eligible to receive the new options, under the terms of this offer, until the grant date of the new options.

      Please see Section 4 in this Offer to Exchange for additional information.

7. If our stock price drops after you are granted the new options, will we make another similar offer?

      We are making the offer only at this time due to the financial and stock market conditions that have affected us and our stock price. This is a discrete, one-time offer and you should take this into account in deciding whether to participate and whether to tender your options for exchange.

      Please see Section 1 in this Offer to Exchange for additional information.

8.    What do we and our Board of Directors think of the offer?

      Although our Board of Directors has approved the making of the offer, neither we nor our Board of Directors makes any recommendation as to whether you should participate or not participate in the offer. You should not consider that approval a recommendation as to whether you should participate or not participate in the offer. You must make your own decision whether to participate in the offer and tender your options for exchange.

      Please see Section 1 in this Offer to Exchange for additional information.

9.    How should you decide whether or not to participate in the offer?

      We understand that your decision whether or not to tender your options for exchange is an important decision. Tendering your options for exchange involves risks, as there is no guarantee or assurance as to our future stock price


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performance. The decision to participate must be your personal decision, and will depend largely on your assessment of your option holdings, your individual tax consequences, whether you expect to remain one of our employees and your assumptions about the future overall economic environment and performance of our business, the stock market and our stock price on the date of grant of the new options and thereafter.

      Please see the Section titled "Certain Risks of Participating in the Offer" in this Offer to Exchange for additional information.

                          The Basic Terms of the Offer

10. What are the key dates of the offer?

Date                                  Event
----                                  -----
June 24, 2003......................   Commencement of the offer

July 23, 2003
(at 5:00 p.m., Eastern Time) ......   Expiration of the offer

Promptly upon the expiration of the   Cancellation of the tendered
offer..............................   options

January 26, 2004
(at 12:01 a.m., Eastern Time)......   Grant of the new options

      Although we do not currently intend to do so, we may, at our discretion, extend the offer at any time. If we extend the offer, we will continue to accept properly completed election forms and withdrawal forms until the new expiration date, and the cancellation date of the tendered options and the grant date of the new options will be similarly extended. We may also cancel the offer in certain events.

      Please see Section 5 and Section 6 in this Offer to Exchange for additional information.

11.   Who is eligible to participate in the offer?

      All of our employees are eligible to participate in the offer, except that the following are not eligible to participate in the offer: (i) our executive officers; (ii) members of our Board of Directors; and (iii) consultants and other independent advisors who provide services to us.

      Participation in the offer does not confer upon you the right to remain employed by us and, therefore, your employment may be terminated by us or by you at any time for any reason, with or without cause, or for no reason.

      If your employment terminates before the offer expires, you will be ineligible to participate in the offer. Any options you tendered for exchange will be automatically withdrawn, your tender will be voided and you will not receive new options. Your options will remain in effect subject to their terms.

      If your employment terminates after the expiration of the offer and before or on the grant date of the new options, you will not be granted new options and the options you tendered for exchange that we cancelled will not be reinstated.

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      If your employment with us terminates after the grant date of the new options, you will already have been granted your new options and your rights with respect to those options will be governed by the provisions of the stock option plan under which the corresponding tendered options were granted and your new notice of grant of stock option and new stock option agreement.

      Please see Section 2 in this Offer to Exchange for additional information.

12.   What options may be exchanged in the offer?

      We are offering to exchange all of your outstanding, unexercised options to purchase our common stock which options have an exercise price greater than or equal to $0.50 per share.

      Please see Section 2 in this Offer to Exchange for additional information.

13. How many new options will you receive in exchange for your tendered options?

      If you tender your eligible options for exchange, such eligible options will be cancelled and you will be granted new options. The number of shares of our common stock issuable upon exercise of each new option will equal the number of shares of our common stock issuable upon exercise of the corresponding tendered option it replaces.

      Please see Section 3 in this Offer to Exchange for additional information.

14.   When will we grant the new options?

      We will grant the new options on the first business day which is at least six months and one day after the date the tendered options are accepted for exchange and cancelled.

      We will distribute new notices of grant of stock option and new stock option agreements to tendering employees as soon as administratively practicable after the date of grant.

      Please see Section 5 in this Offer to Exchange for additional information.

                             How the Exchange Works

15. What happens to your options if you decide not to participate in the offer?

      If you elect not to participate in the offer, your options will remain outstanding until they terminate, expire by their terms or are exercised. They will retain their current exercise price.

      Please see Section 5 in this Offer to Exchange for additional information.

16. If you choose to tender your options for exchange, do you have to tender all of your options or can you just tender some of them?

      You are not required to tender all of your eligible options for exchange. However, if you choose to tender a portion of your eligible options for exchange, you must tender for exchange the entire option representing all of the shares of our common stock from that grant, but you will not be required to tender for exchange options from other grants. For example, if on February 3, 1999 you were granted an option to purchase 5,000 shares of our common stock ("Grant A") and on April 2, 2001 you were granted an option to purchase 1,000 shares of our common stock ("Grant B"), you may either:

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      o choose not to tender any option;

      o tender all of Grant A;

      o tender all of Grant B; or

      o tender all of Grant A and Grant B.

      You may not tender a portion of Grant A and/or a portion of Grant B.

      Please see Section 3 in this Offer to Exchange for additional information.

17.   What if your eligible options are not vested? Can you exchange them?

      We are not taking into consideration whether or not your options have vested. Consequently, all options otherwise meeting the terms and conditions of the offer may be tendered for exchange, whether vested or not yet vested.

      Please see Section 2 in this Offer to Exchange for additional information.

18.   What will happen to the options you tender for exchange?

      We intend to cancel all options accepted for exchange promptly upon the expiration of the offer, at which time you will no longer have any rights under those options.

      Please see Section 5 in this Offer to Exchange for additional information.

                            The Duration of the Offer

19. When does the offer expire? Can the offer be extended and, if so, how will you be notified if it is extended?

      The offer is scheduled to expire at 5:00 p.m., Eastern Time, on July 23, 2003. Although we do not currently intend to do so, we may, at our discretion, extend the offer at any time. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day immediately following the previously scheduled expiration date of the offer.

      Please see Section 6 in this Offer to Exchange for additional information.

20. If the offer is extended, how does the extension affect the grant date of your new options?

      If the offer is extended, the grant date of the new options will be similarly extended. We will not grant the new options on a date earlier than six months and one day after the cancellation of the options tendered for exchange.

      Please see Section 6 in this Offer to Exchange for additional information.

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               Vesting, Exercise Price and Term of New Options

21.   When will the new options vest?

      Each new option will vest in equal monthly installments commencing one month from the grant date of the new option through the end of the vesting period. The length of the vesting period will depend upon the date the corresponding tendered option had, or would have (if it had not been cancelled), completely vested. Specifically,

      o if the tendered option had, or would have, completely vested (if it had not been cancelled) prior to the grant date of the corresponding new option, such new option will vest twelve months from its grant date; or

      o if the tendered option would have completely vested (if it had not been cancelled) after the grant date of the corresponding new option, such new option will vest twelve months from its grant date plus an additional period equal to the remaining vesting period of the tendered option it replaces as of the grant date of the new option.

      If the options you tender for exchange are vested as of the expiration of the offer or are scheduled to vest prior to the grant date of the new options, your new options will not be completely vested until twelve months from such date, thus depriving you of the right to completely exercise your options until January 26, 2005, at the earliest.

      Please see Section 9 in this Offer to Exchange for additional information.

22. What will the exercise price of the new options be? How will this be determined?

      The exercise price of the new options will be equal to the closing bid price per share of our common stock on the grant date of the new options, as reported by the OTC Bulletin Board or its successor market, if any. Because we will not grant the new options until at least six months and one day following the date the tendered options are cancelled, we cannot predict on the date of this Offer to Exchange the exercise price of the new options. Accordingly, the new options may have a higher exercise price than some or all of the options you tendered for exchange.

      Please see Section 9 in this Offer to Exchange for additional information.

23.   What will be the term of your new options and when will they expire?

      Each new option will have the same termination date as that of the corresponding tendered option it replaces.

      Please see Section 9 in this Offer to Exchange for additional information.

24. Will the other terms and conditions of your new options be the same as the corresponding terms and conditions of your options tendered for exchange?

      The new options will be granted under the stock option plan under which the corresponding options you tendered for exchange were granted. Consequently, the new options will be subject to the same terms and conditions as the options they replace.

      Please see Section 5 and Section 9 in this Offer to Exchange for additional information.

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                 Tax Consequences; Tax Status of New Options

25. What are the tax consequences of you tendering your options for exchange and receiving new options?

      If you tender your options for exchange and receive new options, you will not be required under current law to recognize income for U.S. Federal income tax purposes at the time of the tender or upon our acceptance and cancellation of the tendered options. We believe that the exchange will be treated as a non-taxable exchange. Further, on the grant date of the new options, we believe that you will not be required under current law to recognize income for U.S. Federal income tax purposes.

      You should consult with your own personal advisors (at your own expense) as to the tax consequences of your participation in the offer and in particular, the holding period requirement with respect to stock received upon an exercise of an incentive stock option. Tax consequences may vary depending on your individual circumstances.

      Please see Section 14 in this Offer to Exchange for additional information.

26. If the options you tender for exchange are incentive stock options for United States Federal income tax purposes, will your new options be incentive stock options?

      If the options you tender for exchange are incentive stock options, your new options will be granted as incentive stock options to the maximum extent they can qualify as incentive stock options under U.S. Federal income tax laws on the date of grant of such new options.

      Please see Section 14 in this Offer to Exchange for additional information.

                 How to Elect to Tender Options For Exchange

27.   What should you do to tender your options for exchange?

      To participate in the offer, you must properly complete, sign and date the election form included with this Offer to Exchange and mail, fax or deliver the election form to us so that we receive it no later than 5:00 p.m., Eastern Time, on July 23, 2003, the expiration of the offer (or such later date and time if we extend the offer) at: GraphOn Corporation, 400 Cochrane Circle, Morgan Hill, California 95037; fax number, (408) 776-8448.

      Please see Section 4 in this Offer to Exchange for additional information.

28.   What if we receive your election form after the expiration of the offer?

      We will not accept any election forms received by us after the expiration of the offer. There can be no exceptions to this deadline.

      Please see Section 4 in this Offer to Exchange for additional information.

29.   Can you withdraw your previously tendered options?

      Yes. To withdraw your tendered options, you must properly complete, sign and date the withdrawal form included with this Offer to Exchange and mail, fax or deliver the withdrawal form to us so that we receive it no later than 5:00 p.m., Eastern Time, on July 23, 2003, the expiration of the offer (or such later


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date and time if we extend the offer) at: GraphOn Corporation, 400 Cochrane
Circle, Morgan Hill, California 95037; fax number, (408) 776-8448.

      If you wish to withdraw any tendered option, you must withdraw all of your tendered options granted under that option grant, but you will not be required to withdraw any tendered option from any other option grant.

      Once you have withdrawn your tendered options, you may retender your options for exchange only by again following the delivery procedures described in this Offer to Exchange before the expiration of the offer.

      Please see Section 4 in this Offer to Exchange for additional information.

30. How will you know that we have accepted your tendered options for exchange?

      As soon as administratively practicable after we accept and cancel your properly tendered options, we will send you a confirmation statement indicating the number of options that we have accepted and canceled, the number of new options you are eligible to receive on the grant date and, subject to your fulfillment of the terms and conditions of the offer, a promise by us to grant you the new options on the grant date.

      Please see Section 5 in this Offer to Exchange for additional information.

                                More Information

31.   How can you find out the details of your eligible options?

      Along with this Offer to Exchange, you will receive an election form detailing your outstanding options that are eligible for the offer. You can also obtain this information by contacting Bob Dixon at the following telephone number: (408) 776-8858.

      Please see Section 2 in this Offer to Exchange for additional information.

32.   Who can you talk to if you have questions about the offer?

      Any questions concerning the offer, this Offer to Exchange or any other document accompanying or referred to in this Offer to Exchange, or to request additional copies of any such documents may be directed to Bob Dixon, Bob Peterson or Bill Swain at GraphOn Corporation, 400 Cochrane Circle, Morgan Hill, California 95037. You may contact Bob Dixon at (408) 776-8858, Bob Peterson at
(310) 541-6329 or Bill Swain at (408) 425-1088. We cannot and will not provide you any advice regarding your decision whether to tender your options for exchange.

      Please see Section 10 and Section 16 in this Offer to Exchange for additional information.

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                 CERTAIN RISKS OF PARTICIPATING IN THE OFFER

      Participation in the offer involves a number of potential risks, including those described below. You should carefully consider these risks and speak with your investment or tax advisor before deciding whether to participate in the offer. In addition, we strongly urge you to read this Offer to Exchange in its entirety and all other documents relating to the offer before deciding whether to participate in the offer.

   If our stock price increases after the date your tendered options are cancelled, your cancelled options might have been worth more than the new options you will receive in exchange for them.

      The per-share exercise price of any new options granted to you will be equal to the closing bid price per share of our common stock on the date of grant of the new options, as reported by the OTC Bulletin Board or its successor market, if any. Before the grant date of the new options, our shares could increase in value, and the exercise price of the new options could be higher than the exercise price of the options you tendered for exchange that we cancelled pursuant to the offer. If this happens, the new options you receive would be worth less than the cancelled options you tendered for exchange which were subsequently cancelled.

      For example, if you tender for exchange an option with a $1.50 exercise price, and our common stock appreciates to $2.50 per share by the time the new options are granted, your new option will have an exercise price of $2.50. As a result, you will have lost value by reason of participating in the offer.

   If your employment terminates at any time for any reason after the expiration of the offer and on or before the grant date of the new options, you will not receive new options and the options you tendered for exchange will not be reinstated.

      Once your options are cancelled, you will no longer have any rights with respect to these options. Accordingly, if your employment terminates for any reason at any time after the cancellation date of your tendered options and on or before the grant date of the new options, you will not have the benefit of either the cancelled options or the new options.

      This applies regardless of the reason for your termination of employment and whether the result of a voluntary resignation, involuntary termination, death or disability.

   Participation in the offer will make you ineligible to receive new option grants until January 26, 2004, at the earliest.

      Our employees are generally eligible to receive options at any time that our Board of Directors chooses to grant them. However, if you participate in the offer, you will not be eligible to receive new option grants until the grant date of the new options. Not participating in the offer, however, is no guarantee that you will be granted any options in that period.

   You will lose the potential benefit of any vested options you currently own that are cancelled in the offer.

      If the options you tender for exchange are vested as of the expiration of the offer or are scheduled to vest prior to the grant date of the new options, your new options will not be completely vested until twelve months from such date, thus depriving you of the right to completely exercise your options until January 26, 2005, at the earliest.

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   You may not receive any new options in exchange for options properly tendered and cancelled if we experience a change of control, reorganization or sale of assets.

      If we experience a change of control or a reorganization occurs before we grant the new options, we expect that the successor or purchaser would agree to assume the obligation to issue the new options. However, we cannot guarantee that any successor or purchaser would agree to assume any obligation to issue the new options. Therefore, it is possible that you may not receive any new options, securities of the surviving company or other consideration in exchange for the options you tendered for exchange if we are subject to a change of control, sell assets or otherwise reorganize before the new options are granted. In addition, the announcement of a change of control transaction before the grant date of the new options could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the offer.

      The preceding paragraph describes the general consequences of a change of control or other reorganization generally. You may also be affected if we sell a division or business unit for which you work. In those circumstances, if you were transferred to the acquiring company, the acquiring company would likely not have to agree to issue new options under the offer. Consequently, if you are employed by the division or business unit that is sold and you do not continue to be employed by us following the sale, then the sale will constitute the termination of your employment with us for purposes of the offer. In those circumstances, you would not be entitled to receive options to purchase stock or securities of the acquiring company or any other consideration in exchange for your tendered options.

      We also reserve the right to take any action, including entering into a merger, asset purchase or sale or similar transaction, or shutting down a business unit, whether or not it adversely affects the grant of the new options under the offer or the likelihood that the new options will be granted.

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                                    THE OFFER

1.    Purpose of the Offer

      We consider stock options to be a critical component of employee compensation. They are intended to attract, retain, reward and motivate employees to align their interests with the interests of our stockholders though stock ownership.

      Many of our outstanding options, whether or not they are currently vested and exercisable, have exercise prices that are significantly higher than the current market price of our common stock, thus substantially eliminating their value as a means to retain, reward and motivate our employees. While we are optimistic about our future, it is unlikely that the price of our common stock will increase to its previous levels in the short-term, thus restoring value to these options. By giving our employees the opportunity to exchange their options for options with exercise prices more closely aligned with the current fair market price of our common stock, we allow our employees to have the potential to realize value from their stock options. This in turn creates an incentive for our employees to remain with us and contribute to the attainment of our business and financial objectives, as well as create value for our stockholders. Consequently, we are making the offer only at this time due to the financial and stock market conditions that have affected us and our stock price. This is a unique, one-time offer and our employees should take this into account in deciding whether to participate and tender their options for exchange.

      We have considered and determined not to simply grant additional options to our employees without canceling outstanding options because we strive to balance the need for a competitive compensation package for our employees with the interests of our stockholders. Because of the number of options that we have currently outstanding, a large grant of new options would be dilutive to our stockholders and could have a dilutive effect on our earnings per share.

      Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender your options for exchange or not. You should not consider that approval a recommendation as to whether you should participate or not participate in the offer. You must make your own decision whether to participate in the offer and tender your options for exchange.

2.    Eligibility

      We are offering eligible employees the opportunity to exchange eligible options to purchase our common stock for new options to purchase our common stock, as described in detail below.

      Eligible Employees

      All of our employees are eligible to participate in the offer, except that the following are not eligible to participate in the offer: (i) our executive officers; (ii) members of our Board of Directors; and (iii) consultants and other independent advisors who provide services to us.

      Participation in the offer does not confer upon you the right to remain employed by us and, therefore, your employment may be terminated by us or by you at any time for any reason, with or without cause, or for no reason. Your rights in the event that you are no longer employed by us at any time with respect to the offer are as follows:

      o Termination before the expiration of the offer - If, for any reason, your employment with us terminates after you elect to exchange your options but before the expiration of the offer, you will not be eligible to participate in the offer. Therefore, any options that you tendered for exchange will be automatically withdrawn, your tender will be voided and your rights with respect to all of your options will continue to be governed by the provisions of the option plan under which they were granted.

      o Termination after the expiration of the offer and before the grant of the new options - If, for any reason, your employment with us terminates after the expiration of the offer and before the grant of the new options, the options that you tendered for exchange will have been cancelled and will not be returned to you, and you will not be granted any new options or any other consideration in exchange for them. This means that if you die, become disabled, retire or resign, with or without good reason, or we terminate your employment, with or without cause or for no reason, after the expiration of the offer and before the grant of the new options, you will not receive anything for the tendered options that you tendered and we cancelled.

      o Termination after the grant of the new options - If your employment with us terminates after the grant of the new options, you will already have been granted your new options and your rights with respect to those options will be governed by the provisions of the stock option plan under which the corresponding tendered options were granted and your new notice of grant of stock option and new stock option agreement.

      Eligible Options

      Eligible options include, and you may tender, all of your outstanding, unexercised options to purchase our common stock which have an exercise price greater than or equal to $0.50 per share. These options may have been granted under any one of the following stock option plans: (i) our 1996 Stock Option Plan; (ii) our 1998 Stock Option/Stock Issuance Plan; or (iii) our Supplemental Stock Option Plan.

      Options with an exercise price below $0.50 per share are not eligible for exchange in the offer because we believe such options continue to provide an incentive to our employees.

      We are not taking into consideration whether or not your options have vested. Consequently, all options otherwise meeting the terms and conditions of the offer may be tendered for exchange, whether vested or not yet vested.

      The offer is only being made for outstanding, unexercised options and does not in any way apply to shares purchased, whether upon the exercise of options or otherwise. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to the offer. If you have exercised an option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange. Options for which you have properly submitted a stock purchase agreement prior to the date you tendered the option for exchange will be considered exercised to that extent, whether or not you have received confirmation of the exercise or the shares purchased.

      As of June 16, 2003, options to purchase an aggregate of 677,917 shares of our common stock were eligible for exchange under the offer.

      Accompanying this Offer to Exchange is your personal election form which contains a listing of all of your eligible options.

3.    Number of Options

      If you tender your eligible options for exchange, such eligible options will be cancelled and you will be granted new options. The number of shares of our common stock issuable upon exercise of each new option will equal the number of shares of our common stock issuable upon exercise of the corresponding tendered option it replaces.

      You are not required to tender all of your eligible options for exchange. However, if you choose to tender a portion of your eligible options for exchange, you must tender for exchange the entire option representing all of the shares of our common stock from that grant (or if the option has been partially exercised, the remaining shares of our common stock from that grant), but you will not be required to tender for exchange options from other grants. For example, if on February 3, 1999 you were granted an option to purchase 5,000 shares of our common stock ("Grant A") and on April 2, 2001 you were granted an option to purchase 1,000 shares of our common stock ("Grant B"), you may either:

      o choose not to tender any option;

      o tender all of Grant A;

      o tender all of Grant B; or

      o tender all of Grant A and Grant B.

      You may not tender a portion of Grant A and/or a portion of Grant B.

4.    Procedures for Participating in the Offer

      You do not have to participate in the offer and there are no repercussions if you choose not to participate in the offer. Participating or not participating in the offer will not affect in any way your employment status. Furthermore, participating or not participating in the offer will not affect in any way your eligibility to receive future grants of options, however, if you participate in the offer, you will not be eligible to receive the new options, under the terms of this offer, until the grant date of the new options. If you decide not to participate in the offer, you do not need to do anything.

      Proper Tender of Options

      To participate in the offer, you must properly complete, sign and date the election form included with this Offer to Exchange and mail, fax or deliver the election form to us so that we receive it no later than 5:00 p.m., Eastern Time, on July 23, 2003, the expiration of the offer (or such later date and time if we extend the offer) at: GraphOn Corporation, 400 Cochrane Circle, Morgan Hill, California 95037; fax number, (408) 776-8448. If you decide not to participate in the offer, you need to do nothing.

      The election form must be executed by the employee who tendered the options to be cancelled. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the election form.

      If you do not submit an election form prior to the expiration of the offer, or if you submit an incomplete or incorrectly completed election form, you will be considered to have rejected the offer.

      The method of delivery of all documents, including your election form, is at your risk. If you wish to deliver your election form by regular mail, we urge you to mail the form sufficiently in advance of the expiration to ensure we receive it prior to the expiration of the offer. We also recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when actually received by us. We will strictly enforce the expiration and there can be no exceptions to the expiration time.

      You do not need to return your existing notice of grant of stock option, existing stock option agreement or existing stock purchase agreement if you elect to accept the offer as they will be automatically cancelled if we accept your tendered options. You will be required to return your existing notice of grant of stock option, existing stock option agreement and/or existing stock purchase agreement upon our request.

      Withdrawal Rights

      You may change your election and withdraw your tendered options from the offer only if you properly complete, sign and date the withdrawal form included with this Offer to Exchange and mail, fax or deliver the withdrawal form to us so that we receive it no later than 5:00 p.m., Eastern Time, on July 23, 2003, the expiration of the offer (or such later date and time if we extend the offer) at: GraphOn Corporation, 400 Cochrane Circle, Morgan Hill, California 95037; fax number, (408) 776-8448. You may also withdraw your tendered options pursuant to Rule 13e-4(f)(2)(ii) under the Securities Exchange Act of 1934 if such tendered options have not been accepted by us for payment within 40 business days from the commencement of the offer.

      The withdrawal form must be executed by the employee who tendered the options to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the withdrawal form.

      If you wish to withdraw any tendered option, you must withdraw all of your tendered options granted under that option grant, but you will not be required to withdraw any tendered options from any other option grant. For example, if you have tendered for exchange an option to purchase 5,000 shares of our common stock granted on February 3, 1999 ("Grant A") and an option to purchase 1,000 shares of our common stock granted on April 2, 2001 ("Grant B") and you wish to withdraw your tendered options, you may either:

      o withdraw all of Grant A;

      o withdraw all of Grant B; or

      o withdraw all of Grant A and Grant B.

      You may not withdraw a portion of the tendered Grant A option and/or a portion of the tendered Grant B option.

      The method of delivery of all documents, including your withdrawal form, is at your risk. If you wish to deliver your withdrawal form by regular mail, we urge you to mail the notice sufficiently in advance of the expiration date to ensure we receive it prior to the expiration. We also recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when actually received by us. We will strictly enforce the expiration and there can be no exceptions to the expiration time.

      Once you have withdrawn your tendered options, you may retender your options for exchange before the expiration of the offer only by again following the delivery procedures described in this Offer to Exchange.

      Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects

      We will determine, in our discretion, all questions as to form, validity, including time of receipt, eligibility and acceptance of any tender of options or withdrawal of tendered options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of or withdrawals of tendered options that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Otherwise, we expect to accept all properly and timely tendered options which are not validly withdrawn. We may waive, as to all eligible employees, any defect or irregularity in any tender with respect to any particular options. We may also waive any of the conditions of the offer, with respect to all eligible employees. No tender of options or withdrawal of tendered options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering employee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders or withdrawals, and no one will be liable for failing to give notice of any defects or irregularities.

5.    Acceptance of Options for Exchange and Issuance of New Options

      The offer is scheduled to expire at 5:00 p.m., Eastern Time, on July 23, 2003. Although we do not currently intend to do so, we may, at our discretion, extend the offer at any time. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the business day immediately following the previously scheduled expiration date of the offer.

      Upon the terms and subject to the conditions of the offer, we expect to cancel all options properly tendered and not validly withdrawn upon the expiration of the offer. If you elect to exchange your eligible options and you do so according to the procedures described in this Offer to Exchange, you will have accepted the offer. Our acceptance of your eligible options for tender will form a binding agreement between you and us on the terms and subject to the conditions of the offer upon the expiration of the offer.

      When we accept your tendered options for exchange and we cancel those options, you will have no further rights with respect to those options or under their corresponding notices of grant of stock option, corresponding stock option agreements or corresponding stock purchase agreements. By tendering your options, you agree that the applicable notices of grant of stock option, stock option agreements and stock purchase agreements will terminate upon our cancellation of your tendered options. As soon as administratively practicable after we accept and cancel your properly tendered options, we will send you a confirmation statement indicating the number of options that we have accepted and canceled, the number of new options you are eligible to receive on the grant date and, subject to your fulfillment of the terms and conditions of the offer, a promise by us to grant you the new options on the grant date.

      If your tendered options are accepted and cancelled, you will be granted your new options (unless your employment is terminated after the expiration of the offer and before the grant of the new options) on the first business day that is at least six months and one day after the date your tendered options are accepted for exchange and cancelled. If we extend the offer, we will continue to accept properly completed election forms until the new expiration date, and the cancellation date of the tendered options and the grant date of the new options will be similarly extended.

      If permissible under the applicable stock option plan, the notice of grant of stock option and the stock option agreement under which your tendered options were granted, it is our intention to grant to you incentive stock options, regardless of whether the options you tender for exchange are incentive stock options, to the maximum extent the new options can qualify as incentive stock options under federal tax laws on the grant date of such new options. It is possible, however, that a portion of the new options will be required by the Internal Revenue Code of 1986, as amended, to be classified as nonqualified stock options. The extent to which any participant will not be granted new options which are classified for federal income tax purposes as incentive stock options will not be known until the grant date of the new options, as this determination is affected by several factors, including the exercise price, which will not be known until that date. For a detailed discussion on the consequences of these designations, see Section 14.

      If you elect not to participate in the offer, your options will remain outstanding until they terminate or expire by their terms. They will retain their current exercise price and other terms and conditions under the applicable stock option plan, applicable notice of grant of stock option and applicable stock option agreement under which the options were granted.

6.    Extension of Offer; Termination; Amendment

      We may, from time to time, extend the period of time during which the offer is open and delay accepting any options tendered to us by, in addition to the procedure set forth in Section 5, giving oral or written notice of the extension to employees. If we extend the offer, we will continue to accept properly completed election forms until the new expiration, and the cancellation of the tendered options and the grant of the new options will be similarly extended. We do not expect to grant the new options on a date earlier than six months and one day after the cancellation of the options tendered for exchange.

      We also expressly reserve the right, in our reasonable judgment, prior to the expiration, to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified under Section 7, by, in addition to the procedure set forth in Section 5, giving oral or written notice of the termination, amendment or postponement to employees. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered to employees or by decreasing or increasing the number of options being sought in the offer.

      Amendments to the offer may be made at any time and from time to time by an announcement. In the case of an extension, the announcement must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to the offer will be disseminated promptly to employees in a manner reasonably designated to inform employees of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

      If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

7.    Conditions of the Offer

      Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, if at any time on or after the commencement of the offer and before the expiration of the offer, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with the acceptance and cancellation of the options tendered for exchange:

      (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the offer to us;

      (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

      o make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

      o delay or restrict our ability, or render us unable, to accept for exchange, or grant new options for, some or all of the tendered options;

      o materially impair the benefits we hope to receive as a result of the offer; or

      o materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the offer to us;

      (c) there shall have occurred:

      o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

      o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

      o the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States;

      o any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

      o any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock;

      o any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

      o in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

      o any decline in either the Dow Jones Industrial Average, the New York Stock Exchange or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on June 24, 2003;

      (d) there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer or the new option grants;

      (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

      o any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before June 24, 2003;

      o any such person, entity or group that has filed a Schedule 13D or
        Schedule 13G with the SEC before June 24, 2003 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

      o any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

      (f) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our judgment, is or may be material to us.

      The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration. We may waive them, in whole or in part, at any time and from time to time prior to the expiration, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described above will be final and binding upon all persons.

8.    Price Range of Common Stock

      The options eligible to be exchanged pursuant to the offer are not publicly traded. However, upon exercise of an option, the optionholder becomes an owner of our common stock. From August 9, 2000 through May 27, 2002, our common stock was traded on The Nasdaq National Market and from May 28, 2002 to April 27, 2003, our common stock was traded on The Nasdaq SmallCap Market. As of April 28, 2003, our common stock has been quoted on the OTC Bulletin Board under the symbol "GOJO.OB." The OTC Bulletin Board is scheduled to be phased out during 2003 and replaced by a new market, the BBX (Bulletin Board Exchange). The BBX will have qualitative listing standards, but no minimum share price, income or asset requirement. We intend to apply for a listing of our common stock on the BBX.

      The following table shows the high and low closing sales price per share of common stock as reported by The Nasdaq National Market, The Nasdaq SmallCap Market and the OTC Bulletin Board, as applicable, for the quarters indicated.

                                                    High       Low
         2003:
         First Quarter.........................    $0.28      $0.13
         Second Quarter (through June 16, 2003)    $0.34      $0.13

         2002:
         First Quarter.........................    $0.80      $0.24
         Second Quarter........................     0.37       0.15
         Third Quarter.........................     0.52       0.08
         Fourth Quarter........................     0.29       0.12

         2001:
         First Quarter.........................    $3.38      $1.00
         Second Quarter........................     4.05       0.81
         Third Quarter.........................     3.05       1.00
         Fourth Quarter........................     1.26       0.50

------------------------------------------------------------------------------
      On June 16, 2003, the closing price of our common stock on the OTC Bulletin Board was $0.24 per share.

      We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options for exchange.

9.    Terms of New Options

      Consideration

      The sole consideration that you will receive for the options you tender for exchange will be the right to receive the new options under the terms of the offer. The number of shares of our common stock issuable upon exercise of each new option will equal the number of shares of our common stock issuable upon exercise of the corresponding tendered option it replaces.

      The issuance of new options under the offer will not create any contractual or other right of the recipients to receive any future grants of options or benefits instead of options or any right of continued employment.

      Description of New Options

      Term. Each new option will have the same termination date as that of the corresponding tendered option it replaces.

      Vesting. Each new option will vest in equal monthly installments commencing one month from the grant date of the new option through the end of the vesting period. The length of the vesting period will depend upon the date the corresponding tendered option had, or would have (if it had not been cancelled), completely vested. Specifically,

      o if the tendered option had, or would have, completely vested (if it had not been cancelled) prior to the grant date of the corresponding new option, such new option will vest twelve months from its grant date; or

      o if the tendered option would have completely vested (if it had not been cancelled) after the grant date of the corresponding new option, such new option will vest twelve months from its grant date plus an additional period equal to the remaining vesting period of the tendered option it replaces as of the grant date of the new option.

      If the options you tender for exchange are vested as of the expiration of the offer or are scheduled to vest prior to the grant date of the new options, your new options will not be completely vested until twelve months from such date, thus depriving you of the right to completely exercise your options until January 26, 2005, at the earliest.

      Exercise Price. The exercise price of the new options will be equal to the closing bid price per share of our common stock on the date of grant of the new options, as reported by the OTC Bulletin Board or its successor market, if any. Because we will not grant the new options until after the expiration date of the offer, we cannot predict on the date of this Offer to Exchange the exercise price of the new options. Accordingly, the new options may have a higher exercise price than some or all of the options you tendered for exchange.

      SEC Registration. All shares of our common stock to be delivered upon exercise of new options have been or will be registered under the Securities Act of 1933. Unless you are restricted by our insider trading policy or considered an "affiliate" of ours under the Securities Act of 1933, when you exercise your new options, you will be able to sell your new shares free of any transfer restrictions under applicable securities laws.

      Terms and Conditions. The new options will be granted under the stock option plan under which the corresponding options you tendered for exchange were granted. Consequently, the new options will be subject to the same terms and conditions as the options they replace. The Compensation Committee of our Board of Directors administers our stock option plans.

      The following descriptions of our stock option plans are only summaries of general terms and are not complete. These descriptions are subject to, and qualified in their entirety by reference to the actual provisions of the stock option plans and the terms of specific grants, including the new option grants described in this Offer to Exchange. Please contact Bob Dixon at (408) 776-8858 to request copies of the stock option plans. Copies of the applicable stock option plans will accompany the notice of grant of stock option provided to you on the grant date of your new options.

      Description of the 1996 Stock Option Plan

      As of June 16, 2003, there were 186,962 shares of common stock available for issuance under the 1996 Plan. The following is a summary of general terms of the 1996 Plan and is subject to, and qualified in its entirety by the actual provisions of the 1996 Plan.

      Administration. The Compensation Committee of our Board of Directors administers the 1996 Plan. Subject to the terms of the 1996 Plan, the Compensation Committee has the full authority to determine to whom (from among the class of eligible employees) options will be granted; to determine the time or times at which options shall be granted; to determine the purchase price of shares subject to each option; to determine the time or times when each option shall become exercisable and the duration of the exercise period; to extend the period during which outstanding options may be exercised; to determine whether restrictions are to be imposed on shares subject to options and the nature of such restrictions, if any; to adopt, from time to time, such rules and regulations for carrying out the 1996 Plan as it may deem advisable; and to interpret the 1996 Plan and prescribe and rescind rules and regulations relating to it.

      Exercise. Vested stock options granted under the 1996 Plan may be exercised, in whole or in part, by giving written notice to us at: GraphOn Corporation, 400 Cochrane Circle, Morgan Hills, California 95037, or to such transfer agent as we may designate. For more details, contact us at (408) 776-8858. The permissible methods of payment are established under the terms of the 1996 Plan.

      Exercise Price. The Compensation Committee has the authority to determine the exercise price of options granted under the 1996 Plan, subject to certain limitations established under the terms of the 1996 Plan.

      Adjustments Upon Certain Events. Appropriate adjustments may be made by the Compensation Committee with respect to the optionholder's rights under options granted under the 1996 Plan, both as to options granted or to be granted, to give effect to adjustments to certain corporate transactions.

      Transferability of Options. In general, the options granted under the 1996 Plan may not be transferred and may be exercised during an optionholder's lifetime only by such optionholder. However, the options may, after their issuance, be transferred by will, by the laws of descent and distribution or, in the case of nonqualified options, pursuant to a valid domestic order.

      Plan Amendment and Termination. The 1996 Plan may be terminated or amended by our Board of Directors in any respect at any time, except that the approval of our stockholders is required in certain situations.

      Unless earlier terminated by our Board of Directors, the 1996 Plan will terminate at the end of the day on May 30, 2006 (except as to options outstanding on that date).

      No Stockholder Rights. Employees have no stockholder rights with respect to any of our common stock subject to outstanding options until the options are exercised in accordance with the provisions of the 1996 Plan.

      Description of the 1998 Stock Option/Stock Issuance Plan

      As of June 16, 2003, there were 2,936,413 shares of common stock available for issuance under the 1998 Plan. The following is a summary of general terms of the 1998 Plan and is subject to, and qualified in its entirety by the actual provisions of the 1998 Plan.

      The 1998 Plan is divided into two separate equity programs: (1) an option grant program under which eligible persons may be granted options to purchase our common stock; and (2) a stock issuance program under which eligible persons may be issued shares of our common stock directly. The offer and this Offer to Exchange apply only to options granted under the 1998 Plan and do not relate to shares of our common stock issued directly under the 1998 Plan.

      Administration. The Compensation Committee of our Board of Directors administers the 1998 Plan. Subject to the terms of the 1998 Plan, the Compensation Committee has full authority to determine which eligible persons are to receive grants; to determine the time or times when grants are to be made; to determine the number of shares to be covered by each grant; to determine the status of the options as either incentive options or a non-statutory options; to determine the time or times when each option is to become exercisable; to determine the vesting schedule, if any, applicable to the option shares; and to determine the maximum term for which the option is to remain outstanding.

      Exercise. Vested stock options granted under the 1998 Plan may be exercised in whole or in part. For more details, contact us at (408) 776-8858. The exercise price is immediately due upon exercise of the options. The permissible methods of payment are established under the terms of the 1998 Plan.

      Exercise Price. The Compensation Committee has the authority to determine the exercise price of options granted under the 1998 Plan, subject to certain limitations established under the terms of the 1998 Plan.

      Adjustments Upon Certain Events. Appropriate adjustments may be made by the Compensation Committee with respect to the optionholder's rights under options granted under the 1998 Plan, both as to options granted or to be granted, to give effect to adjustments to certain corporate transactions.

      Transferability of Options. In general, the options granted under the 1998 Plan may not be transferred and may be exercisable during an optionholder's lifetime only by such optionholder. However, the options may, after their issuance, be transferred by will and by the laws of descent and distribution.

      Plan Amendment and Termination. The 1998 Plan may be amended or modified by our Board of Directors in any respect at any time. Certain amendments may require stockholder approval. No amendment or modification shall adversely affect the rights and obligations with respect to options then outstanding, unless the optionholder consents to the amendment or modification.

      The 1998 Plan will terminate upon the earliest of (i) June 22, 2007, (ii) the date on which all shares of our common stock available for issuance under the 1998 Plan shall have been granted as vested shares and (iii) the termination of all outstanding options in connection with certain corporate transactions. If the 1998 Plan terminates on June 22, 2007, all outstanding options will continue in full force and effect in accordance with the provisions of the applicable notice of grant of stock option and the applicable stock option agreement.

      No Stockholder Rights and Employment Rights. Employees have no stockholder rights with respect to any of our common stock subject to outstanding options until the options are exercised in accordance with the terms of the 1998 Plan. Nothing in the 1998 Plan confers upon any employee any right to continued employment.

      Description of the Supplemental Stock Option Plan

      As of June 16, 2003, there were 400,000 shares of common stock available for issuance under the Supplemental Plan. The following is a summary of general terms of the Supplemental Plan and is subject to, and qualified in its entirety by the actual provisions of the Supplemental Plan.

      Administration. The Compensation Committee of our Board of Directors administers the Supplemental Plan. Subject to the terms of the Supplemental Plan, the Compensation Committee has full power and authority to establish such rules and regulations as it may deem appropriate for proper administration of the Supplemental Plan; to make determinations under, and issue interpretations of, the provisions of the Supplemental Plan and any outstanding options thereunder; to determine which eligible persons are to receive grants under the Supplemental Plan; to determine the time or times when grants are to be made; to determine the number of shares to be covered by each grant; to determine the time or times when each option is to become exercisable; to determine the vesting schedule, if any, applicable to the option; and to determine the maximum term for which the option is to remain outstanding.

      Exercise. Vested stock options granted under the Supplemental Plan may be exercised in whole or in part. For more details, contact us at (408) 776-8858. The permissible methods of payment are established under the terms of the Supplemental Plan.

      Exercise Price. The Compensation Committee has the authority to determine the exercise price of options granted under the Supplemental Plan, subject to certain limitations established under the terms of the Supplemental Plan.

      Adjustments Upon Certain Events. Appropriate adjustments may be made by the Compensation Committee with respect to the optionholder's rights under options granted under the Supplemental Plan, both as to options granted or to be granted, to give effect to adjustments to certain corporate transactions.

      Transferability of Options. In general, the options granted under the Supplemental Plan may not be transferred and may be exercisable during an optionholder's lifetime only by such optionholder. However, the options may, after their issuance, be transferred under the laws of descent and distribution. In these cases, the options may be exercised by the person who acquires the right to exercise the option by bequest or inheritance. Additionally, options may be assigned during the optionholder's lifetime to one or more members of his/her immediate family or to a trust established exclusively for one or more such family members or to the optionholder's former spouse, to the extent such assignment is in connection with the optionholder's estate plan or pursuant to a domestic relations order. In these cases, the assigned options may only be exercised by the person (or persons) who acquire a proprietary interest in such options pursuant to the assignment.

      Plan Amendment and Termination. The Supplemental Plan may be amended or modified by our Board of Directors in any respect at any time. However, no amendment or modification shall adversely affect the rights and obligations with respect to options then outstanding, unless the optionholder consents to the amendment or modification.

      The Supplemental Plan will terminate upon the earliest of (i) April 30, 2010, (ii) the date on which all shares of our common stock available for issuance in under the Supplemental Plan shall have been granted as vested shares and (iii) the termination of all outstanding options in connection with certain corporate transactions. If the Supplemental Plan terminates on April 30, 2010, all outstanding options will continue in full force and effect in accordance with the provisions of the applicable notice of grant of stock option and the applicable stock option agreement.

      No Stockholder Rights and Employment Rights. Employees have no stockholder rights with respect to any of our common stock subject to outstanding options until the options are exercised in accordance with the terms of the Supplemental Plan. Nothing in the Supplemental Plan confers upon any employee any right to continued employment.

10.   Information Concerning GraphOn

      The address of our principal executive offices is 400 Cochrane Circle, Morgan Hill, California 95037. We have additional offices in Concord, New Hampshire and Berkshire England, United Kingdom. Our telephone number is (800) 472-7466. Our Internet address on the world wide web is http://www.graphon.com. Information contained on our website does not constitute a part of this Offer to Exchange. Questions about the offer or requests for assistance or for additional copies of this Offer to Exchange, the election form and related documents should be directed to us at (408) 776-8858.

      We are developers of business connectivity software, including server-based software, with an immediate focus on web-enabling applications for use by various parties, including independent software vendors, application service providers, corporate enterprises, governmental and educational institutions, and others. Server-based computing, sometimes referred to as thin-client computing, is a computing model where traditional desktop software applications are relocated to run entirely on a server, or host computer. This centralized deployment and management of applications reduces the complexity and total costs associated with enterprise computing. Our software architecture provides application developers with the ability to relocate applications traditionally run on the desktop to a server, or host computer, where they can be run over a variety of connections from remote locations to a variety of display devices. Our server-based technology works on today's most powerful personal computer, or low-end network computer, without application rewrites or changes to the corporate computing infrastructure.

      With our software, applications can be web enabled, without any modification to the original application software required, allowing the applications to be run from browsers or portals. In addition, the ability to access such applications over the Internet creates new operational models and sales channels. We provide the technology to access applications over the Internet.

      We entered both the Unix and Linux server-based computing and web enabling markets as early as 1996. We expanded our product offerings by shipping Windows web-enabling software in early 2000.

      The following table summarizes certain of our consolidated financial data for the periods indicated. The summary financial information set forth below for the years ended December 31, 2002, December 31, 2001 and December 31, 2000 has been derived from the audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2002. The summary financial information set forth below for the three months ended March 31, 2003 and March

31, 2002 has been derived from the unaudited financial statements contained in our quarterly report on Form 10-Q for the quarter ended March 31, 2003. More comprehensive financial information is included in the Form 10-K for year ended December 31, 2002, the Form 10-Q for the quarter ended March 31, 2003 and other documents we have filed with the SEC. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes and the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K for year ended December 31, 2002 and the Form 10-Q for the quarter ended March 31, 2003.

                                                                            Three Months
                                      Year Ended December 31,               Ended March 31,
                                   2002         2001         2000          2003       2002
                               ----------   ----------   ----------    ---------   ----------
                                                                             (unaudited)
                                          (dollars in thousands, except per share data)
Statement of Operations Data:
  Revenues.................    $    3,535   $    5,911   $    7,567   $    1,044   $      586
  Cost of revenues.........         1,680        2,613        1,044          325          455
  Gross profit.............         1,855        3,298        6,523          719          131
   Operating expenses:
   Selling and marketing...         2,235        5,989        5,750          421          809
   General and
     administrative........         2,801        4,561        4,653          356          644
   Research and development         2,831        4,134        4,060          328          813
   Asset impairment loss...           914        4,501            -            -            -
   Restructuring charge...          1,943            -            -            -        1,490
                               ----------   ----------   ----------   ----------   ----------
  Total operating expenses         10,724       19,185       14,463        1,105        3,756
                               ----------   ----------   ----------   ----------   ----------
  Loss from operations....         (8,869)     (15,887)      (7,940)        (386)      (3,625)
  Other income (expense)
   net....................             77          410       (1,434)           6           34
                               ----------   ----------   ----------   ----------   ----------
  Loss before provision
   for income taxes.......         (8,792)     (15,477)      (9,374)        (380)      (3,591)
   Provision for income
   taxes..................              -            1            1            -            -
                               ----------   ----------   ----------   ----------   ----------
  Net loss................     $   (8,792)  $  (15,478)  $   (9,375)  $     (380)  $   (3,591)
                               ==========   ==========   ==========   ==========   ==========
  Basic and diluted loss
   per common share.......     $    (0.50)  $    (0.97)  $    (0.65)  $    (0.02)  $    (0.21)
                               ==========   ==========   ==========   ==========   ==========
  Weighted average common
   shares outstanding.....     17,465,099   16,007,763   14,396,435   16,594,408   17,353,663
                               ==========   ==========   ==========   ==========   ==========
  Ratio of earnings to
   fixed charges..........          118:1        417:1          N/A          N/A        123:1
                               ==========   ==========   ==========   ==========   ==========
  Book value per share....     $     0.16   $     0.71   $     1.32   $     0.14   $     0.45
                               ==========   ==========   ==========   ==========   ==========
Balance Sheet Data (as of
   the end of the period):
  Working capital..........    $      668   $    6,173   $   12,879   $      494   $    3,697
  Total assets.............         4,550       12,986       21,040        3,998        9,973
  Total liabilities........         1,820        1,660        1,983        1,648        1,965
  Stockholders' equity.....         2,730       11,326       19,057        2,350        7,827

=============================================================================================

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Options and Our Common Stock

      As of June 16, 2003, our executive officers and directors (five persons) as a group held outstanding option awards to purchase a total of 1,022,500 shares of our common stock. None of these options may be exchanged in this offer.

      The following table sets forth the ownership of each of our executive officers and directors of options outstanding as of June 16, 2003.

                                 Number of Options to     Percentage of Total
 Name of Beneficial Owner       Purchase Common Stock     Options Outstanding
 ------------------------       ---------------------     -------------------
Robert Dilworth............            400,000                   14.4%
August P. Klein............             72,500                    2.6%
William Swain..............            420,000                   15.1%
Michael Volker.............             50,000                    1.8%
Gordon Watson..............             80,000                    2.9%
All directors and
executive officers as a
group (five persons).......          1,022,500                   36.8%

------------------------------------------------------------------------------
      Except for the foregoing, we have not and, to the best of our knowledge, none of our directors or executive officers has engaged in transactions involving options to purchase our common stock or in transactions involving our common stock during the past 60 days. In addition, except as otherwise described above, we are not and, to our knowledge, none of our executive officers or directors is, a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

      During the past 60 days, (i) we have granted 40,000 options to purchase our common stock to each of Robert Dilworth, August P. Klein, William Swain, Michael Volker and Gordon Watson and (ii) we have not, and to the best of our knowledge, our executive officers or directors have not, exercised any options to acquire shares of common stock.

12.   Accounting Consequences of the Offer

      All tendered options will be cancelled and the shares of our common stock that could have been purchased under the cancelled options will be returned to the pool of shares available for grants of new awards of options under the applicable plan, including grants of the new options pursuant to the offer, from which the cancelled shares were granted, except as required by applicable law.

      Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages entities to recognize compensation costs for stock-based employee compensation plans using the fair value-based method of accounting defined in SFAS No. 123, but allows for the continued use of the intrinsic value method of accounting prescribed by Accounting Principles Board
(APB) Opinion No. 25, Accounting for Stock Issued to Employees. We continue to use the intrinsic value method of accounting prescribed by APB Opinion No. 25, and interpretations thereof, and, as such, are required to disclose pro forma net income and earnings per share as if the fair value-based method of accounting had been applied throughout the year.

13.   Legal Matters; Regulatory Approval

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our cancellation of options and issuance of new options to employees as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or cancellation of our options as contemplated herein, other than such other approvals as have been or are expected to be obtained by us. We are unable to predict whether we may be required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept any tendered options for exchange is subject to conditions, including the conditions described in under Section 7.

      If we are prohibited by applicable laws or regulations from granting new options on or after the date we expect to grant the new options (expected to be January 26, 2004), we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited we will not grant any new options and you will not get any other consideration for the options you tendered.

14.   Material United States Federal Income Tax Consequences

      The following is a summary of certain tax consequences of the cancellation of eligible options and grant of new options to employees subject to tax in the United States. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all employees. In addition, this summary does not address the effects of foreign, state and local tax laws. Please note that tax laws change frequently and, occasionally, on a retroactive basis. Employees considering exchanging their options are urged to consult with their own tax or financial advisors. No private letter ruling nor opinion of counsel will be sought regarding the tax consequences to you as a result of an exchange of options.

      Option Exchange. We do not believe that you will be required to recognize income or gain for U.S. Federal income tax purposes as a result of the exchange of an eligible option for a new option, whether the options exchanged are nonqualified options for nonqualified options, incentive stock options for incentive stock options, incentive stock options for nonqualified options or nonqualified options for incentive stock options.

      Grant of New Option. The grant of a new option should not create U.S. Federal income tax consequences for you.

      Exercise of New Option. When you exercise a nonqualified option, you should recognize ordinary income equal to the difference between the option exercise price and the fair market value of the stock received on the date of exercise. However, if your option is an incentive stock option, you should not be subject to U.S. Federal income tax on exercise (except that the alternative minimum tax may apply on such difference between the exercise price and fair market value of stock received).

      Sale of Shares. If you acquire shares upon exercise of a nonqualified option, the subsequent sale of the shares generally should give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price plus the income you recognized upon exercise of the option. This capital gain or loss will be treated as long-term or short-term depending on whether you held the shares for more than one year following the exercise of the option.

      If you acquire shares upon exercise of an incentive stock option, the subsequent sale of the shares should generally give rise to a long-term capital gain or loss equal to the difference between the sale price and the exercise price, provided that you sell your shares after the end of the applicable holding period. The applicable holding period will begin on the date that the incentive stock option is granted and will end on the later of two years after grant date or one year after the exercise of the incentive stock option. Generally, if you dispose of the shares before the expiration of this holding period which is referred to as a "disqualifying disposition," you will recognize ordinary income equal to the lesser of (1) the excess of the stock's fair market value on the date of exercise over the exercise price or (2) the excess of the amount realized upon disposition over the exercise price. Your additional gain or any loss upon such the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

      Dividends. If you exercise your option, you may be entitled to receive dividends. You should be subject to tax on any dividends received. You should not be entitled to dividends before you exercise your option.

      Withholding and Reporting. Withholding and reporting of income and employment tax will generally be required when you exercise your nonqualified option. Withholding should generally not be required upon exercise of an incentive stock option or in the event you are required to recognize ordinary income upon the disposition of shares received upon exercise. Reporting upon the exercise of an incentive stock option or upon any disqualified disposition, however, should generally be required. You will be responsible for paying taxes on any income that you recognize in connection with the exercise of options or sale of stock received upon exercise.

15.   Fees and Expenses

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to the offer.

16.   Additional Information

      We have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC and incorporate herein by reference, before making a decision on whether to tender your options:

      o Our annual report on Form 10-K for the year ended December 31, 2002;

      o Our quarterly report on Form l0-Q for the quarter ended March 31, 2003;

      o Our current report on Form 8-K dated March 25, 2003 and filed on March 28, 2003; and

      o the description of our common stock contained in our registration statement on Form 8-A, filed on November 6, 1996, including any amendments or reports filed for the purpose of updating that description.

      This Offer to Exchange also incorporates by reference any future filings that we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (except for information furnished to the SEC that is not deemed to be "filed" for purposes of the Securities Exchange Act of
1934) on or subsequent to the date of this Offer to Exchange until the expiration of the offer.

      These filings and other information about us can be inspected and copied at prescribed rates at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the Public

Reference Room by calling the SEC at 1-800-SEC-0330. In addition, reports, proxy statements and other information that we file with the SEC are publicly available through the SEC's site on the Internet's Word Wide Web, located at http://www.sec.gov.

      Our common stock is listed for trading on the OTC Bulletin Board under the symbol "GOJO.OB."

      We will provide without charge to each person to whom a copy of the Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to us at (408) 776-8858.

      As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and the Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in the Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

17.   Forward Looking Statements

      This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange , the words "could," "may," "anticipates," "believes," "estimates," "expects," "intends," "plans" and similar expressions as they relate to us, our business or our management are intended to identify these forward-looking statements. Forward-looking statements, including statements concerning our expectations, business prospects, anticipated economic performance, financial condition and other similar matters are subject to risks and uncertainties, which could cause actual results to differ materially from those discussed in the forward-looking statements. Forward-looking statements speak only as of the date of the documents in which they are made. We disclaim any obligation or undertaking to provide any update or revision to any forward-looking statement made by us to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. You should not place undue reliance on forward-looking statements.

18.   Miscellaneous

      We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange, the election form or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.